As filed with the Securities and Exchange Commission on April 5, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MortgageIT Holdings, Inc.

(exact name of registrant as specified in its charter)

MARYLAND	20-0947002
(state or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

33 Maiden Lane
New York, New York 10038
(212) 651-7700

(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

MORTGAGEIT, INC.
401(k) PLAN
(Full Title of the Plan)

Doug W. Naidus
Chairman of the Board and
Chief Executive Officer
MortgageIT Holdings, Inc.
33 Maiden Lane
New York, New York 10038
(212) 651-7700
(Address, including zip code, and telephone number, including area code, of registrant's agent for service)	Copies to: Norman B. Antin, Esq. Jeffrey D. Haas, Esq. Lloyd H. Spencer, Esq. Patton Boggs LLP 2550 M Street, N.W. Washington, DC 20037 (202) 457-6000

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $.01 par value per share	150,000	$15.88	$2,382,000	$280.37

(1)	Estimated maximum aggregate number of shares of MortgageIT Holdings, Inc. common stock purchasable with employee and employer contributions under the MortgageIT, Inc. 401(k) Plan during the next 36 months. In addition, pursuant to Rule 416 of the Securities Act of 1933 (the "Securities Act"), this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described above as well as an indeterminate number of additional shares of MortgageIT Holdings, Inc. common stock that become issuable under the plan by reason of any stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Rule 457(h)(1) and (c) under the Securities Act on the basis of $15.88 per share, which was the average of the high and low prices of the MortgageIT Holdings, Inc. common stock as quoted on the New York Stock Exchange on March 31, 2005.

(3)	Estimated solely for the purpose of calculating the registration fee.

PART I.    INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2.    The documents containing the information for the MortgageIT, Inc. 401(k) Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents constitute, together with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II of the Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed or to be filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

(a)	The Registrant's Form 10-K for the fiscal year ended on December 31, 2004 filed with the Commission on March 31, 2005.

(b)	The Registrant's Forms 8-K filed with the Commission on February 15, 2005 and March 25, 2005.

(c)	All documents filed by the Registrant and the Plan pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

(d)	The description of Registrant's Common Stock contained in Registrant's Registration Statement on Form S-11 (File No. 333-113825), as originally filed on March 22, 2004, pursuant to Section 5 of the Securities Act.

ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.    DESCRIPTION OF SECURITIES

A description of Registrant's Common Stock is contained in Registrant's Registration Statement on Form S-11 (File No. 333-113825), as originally filed on March 22, 2004, pursuant to Section 5 of the Securities Act.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

Certain legal matters with respect to legality of the common stock registered hereby will be passed upon for the Registrant by Patton Boggs LLP. As of the date of this Registration Statement, certain partners of Patton Boggs LLP owned approximately 23,300 shares of the Registrant's common stock.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

In accordance with Section 2-405.2 and Section 2-408 of the Maryland General Corporation Law, Article VIII of the Articles of Amendment and Restatement of the Registrant provides as follows:

The Corporation shall indemnify, in the manner and to the fullest extent permitted by law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to,

any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or such director or officer is or was serving at the request of the Corporation as a director, officer, agent, trustee, partner or employee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the fullest extent permitted by law, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The Corporation shall indemnify other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. Any repeal or modification of this Section by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any right to indemnification or advancement of expenses hereunder existing at the time of such repeal or modification.

The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person described in the preceding paragraph against any liability which may be asserted against such person.

The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such persons official capacity and as to action in another capacity while holding such office.

To the fullest extent permitted by statutory or decisional law of the State of Maryland, as amended or interpreted from time to time, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders, or any of them, for money damages. No amendment of the Articles of Incorporation of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.    EXHIBITS

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

4.1	Stock Certificate of MortgageIT Holdings, Inc.(1)
5.1	Opinion of Patton Boggs LLP, Washington D.C., as to the legality of Common Stock registered hereby
23.1	Consent of Patton Boggs LLP (included in Exhibit 5.1)
23.2	Consent of BDO Seidman, LLP
24	Power of Attorney is located on the signature pages

(1)	Incorporated herein by reference from Exhibit 4.1 contained in the Registration Statement on Form S-11 (File No. 333-113825), as originally filed with the Commission on March 22, 2004.

The Registrant has submitted the Plan and will submit any amendments thereto to the Internal Revenue Service ("IRS") in a timely manner for a determination as to the qualification of the Plan under Section 401(a) of the Internal Revenue Code of 1986, as amended and will cause all changes required by the IRS to be made to maintain the qualification of the Plan, if any.

ITEM 9.    UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the trustee (or other persons who administer the employee benefit plan) has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 5, 2005.

MORTAGEIT HOLDINGS, INC.
By:	/s/ Doug W. Naidus
Doug W. Naidus Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Doug W. Naidus as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully or do cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Doug W. Naidus	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	April 5, 2005

Doug W. Naidus

/s/ Glenn Mouridy	Chief Financial Officer and Treasurer (principal financial and accounting officer)	April 5, 2005

Glenn Mouridy

/s/ Mark Pappas	Director	April 1, 2005

Mark Pappas

/s/ Fred A. Assenheimer	Director	April 1, 2005

Fred A. Assenheimer

/s/ William Collins	Director	April 5, 2005

William Collins

/s/ Michael Garin	Director	April 1, 2005

Michael Garin

/s/ Nancy McKinstry	Director	April 5, 2005

Nancy McKinstry

/s/ Timothy Schantz	Director	April 2, 2005

Timothy Schantz

/s/ Michael Marocco	Director	April 4, 2005

Michael Marocco

Pursuant to the requirements of the Securities Act of 1933, the trustee (or other persons who administer the employee benefit plan) has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 1, 2005.

MORTGAGEIT, INC. 401(k) PLAN

By:   /s/ John R. Cuti

  John R. Cuti
  General Counsel and Secretary